Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Enova Systems, Inc. for the registration of shares of its common stock, warrants, debt securities, and units consisting of any combination of common stock, warrants, or debt securities to the incorporation by reference therein of our reports dated March 30, 2011, with respect to our audits of the consolidated balance sheets of Enova Systems, Inc., as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010 included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP San Francisco, California August 24, 2011